ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299
(775) 684-5708 Website: secretaryofstate.biz	Filed in the Office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 00001329323-73 Filing Date and Time 05/02/2007 8:00 PM Entity Number C32503-2003

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Fresca Worldwide Trading Corporation

2. The articles have been amended as follow (provide article numbers, if available):

Article3. Shares

The authorized capital stock of the corporation shall consist of 110,000,000 authorized shares of which 100,000,000 shall be designated common stock with $.001 par value and 10,000,000 shall be designated preferred stock with $.001 par value.

3. The vote by which the stock holders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classed or series, or as may be required by the* provisions of the articles of incorporation have voted in favor of the amendment is: 97.5%

4. Effective Date of Filing (optional):
                        (must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): /s/ Joseph J. Passalaqua

*If any proposed amendment would alter or change any preference of any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holder of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation or restriction on the voting power thereof.

IMPORTANT; Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM78.365 Amend 2007 Revised on 01/10/2007